Exhibit 10.2
Execution Version
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated January 14, 2010 (the “Effective Date”), by and between Analog Devices, Inc., a Massachusetts corporation (the “Corporation”), and Jerald G. Fishman (the “Executive”).
     WHEREAS, the Corporation and the Executive desire to amend and restate the Employment Agreement dated as of November 14, 2005 between the Corporation and Executive (the “Original Employment Agreement”), in order to extend the term of Executive’s employment with the Corporation and make the other changes set forth herein; and
     NOW THEREFORE, for valuable consideration, receipt of which is acknowledged, the parties agree as follows:
1. Term of Agreement. The term of this Agreement shall commence as of the Effective Date and, subject to earlier termination pursuant to Section 2.3 or 4, expire on October 28, 2012 (the “Employment Period”).
2. Position and Duties.
     2.1. The Corporation hereby agrees to continue to employ Executive as Chief Executive Officer of the Corporation during the Employment Period. Executive shall report to the Board of Directors of the Corporation (the “Board”) and shall have such authority, duties and responsibilities as shall be consistent with those of the president and chief executive officer of a publicly traded corporation.
     2.2. Executive hereby accepts such continued employment and agrees to continue to undertake the duties and responsibilities set forth in Section 2.1. Executive shall devote his full business time and attention to the business of the Corporation during the Employment Period, provided, however, that Executive may (i) serve on civic, educational, philanthropic or charitable boards or committees, (ii) deliver lectures and fulfill speaking engagements and (iii) serve on the boards and committees of other companies with the prior approval of the Board.
3. Compensation.
     3.1. Base Salary. During the Employment Period, the Corporation shall pay to Executive a base salary at an annual rate equal to $930,935 for each year of the Employment Period, as adjusted below (“Base Salary”), payable in accordance with the regular pay policy of the Corporation. During the Employment Period, Base Salary may be increased, but not decreased, at the discretion of the Board or the Compensation Committee thereof, provided that the Board or Compensation Committee may decrease the Base Salary to the extent such decrease is consistent with a salary reduction generally applicable to the executive officers of the Corporation.
     3.2. Bonus. For each fiscal year during the Employment Period, Executive shall be entitled to an annual bonus (the “Annual Bonus”) under the annual performance bonus plan established by the Board or Compensation Committee of the Board (the “Committee”) for the Corporation’s executive officers for the applicable year (as it may be amended or modified from year to year, the “ADI Bonus Plan”). The target annual bonus for Executive under the ADI

Bonus Plan shall be 160% of his annual Base Salary for the applicable fiscal year (the “Target Annual Bonus”). The specific performance objectives applicable to the calculation of Executive’s Annual Bonus shall be established by the Committee, in its sole discretion, and may vary from year to year, provided that the performance objectives shall be reasonably achievable and shall be consistent with the business objectives of the Corporation. Any Annual Bonus payable under this provision shall be paid no later than 2 1/2 months after the end of the later of (i) the calendar year in which it was earned or (ii) the Corporation’s fiscal year in which it was earned.
     3.3. Additional Bonus. For each fiscal year during the Employment Period commencing with the fiscal year that begins on October 31, 2010, Executive shall be entitled to an additional annual bonus (the “Additional Bonus”), not to exceed $5 million for any fiscal year, equal to two (2) times the Annual Bonus paid to the Executive for such fiscal year. Such Additional Bonus shall be paid at the same time(s) that payment(s) of the Annual Bonus are made to the Executive under the ADI Bonus Plan. Any Additional Bonus payable under this Section 3.3 shall be paid no later than 2 1/2 months after the end of the later of (i) the calendar year in which it was earned or (ii) the Corporation’s fiscal year in which it was earned.
     3.4. Welfare Benefit Plans, Etc. During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive benefits under each welfare benefit, savings, retirement and similar plan of the Corporation generally available to executives of the Corporation, including, without limitation, all medical, prescription, dental, disability, life, accidental death and travel accident insurance plan and programs of the Corporation.
     3.5. Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the performance of his duties hereunder, subject to the submission of such written documentation as the Corporation may reasonably require in accordance with its standard expense reimbursement practices and policies. Such reimbursement must be made no later than the end of the calendar year following the taxable year in which the expense is incurred, the expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.
     3.6. Vacation. During the Employment Period, Executive shall be entitled to five weeks per fiscal year of paid vacation.
     3.7. RSU Grant. On January 15, 2010, the Corporation shall grant to Executive, restricted stock units (the “RSUs”) for 160,000 shares of common stock of the Corporation (“Common Stock”) as provided in the confirming memorandum attached hereto as Exhibit A.
     3.8. Financial Planning and Other Expenses. During the Employment Period, the Corporation shall pay to Executive such amount as necessary to reimburse Executive, on an after-tax basis, for up to $50,000 of his documented expenses incurred each fiscal year for financial, tax and estate planning services. Such reimbursement must be made no later than the end of the calendar year following the taxable year in which the expense is incurred, the expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.
     3.9. Interest on Deferred Compensation. Pursuant to, and subject to the terms and conditions of, the Long-Term Retention Agreement dated as of October 22, 2007, as amended between Executive and the Company (the “2007 Retention Agreement”), on or before November 14, 2010 the Corporation may be required to credit to Executive’s account in the Corporation’s Deferred Compensation Plan, as it may be amended from time to time (the “DCP”), the Retention Amount (as defined in the 2007 Retention Agreement), as adjusted for any permitted distributions under Section 3(a) of the 2007 Retention Agreement (the “DCP Account”). With respect to any portion of the DCP Account held in the DCP as to which Executive has elected the money market investment option, the Corporation shall, as soon as administratively practicable after the end of each month, credit to Executive’s DCP Account as additional earnings thereon an amount equal to the amount by which the interest actually earned on such portion of the DCP Account during such month is less than the interest that would have been earned thereon if invested at the mid-term applicable federal rate under Section 1274(d) of the Internal Revenue Code (the “AFR”) as in effect for October 2010 with respect to the balance of calendar 2010, for December 2010 with respect to calendar 2011, for December 2011 with respect to calendar 2012 and for December 2012 with respect to calendar 2013. Executive shall not change his investment option for his DCP Account more than once per fiscal quarter. Any amount so credited to Executive’s DCP Account pursuant to this Section 3.9 shall only be paid to Executive at the same time and in the same manner as the Retention Amount, provided that the Corporation may in accordance with, and to the maximum extent permitted by Treasury Regulation Sections 1.409A-3(j)(4)(vi), (vii) or (xi), and any amended or successor provision, pay from the DCP Account to the Executive or the relevant taxing authority the amount of any tax described in such Treasury Regulations imposed on the amounts credited to the DCP Account pursuant to this Section 3.9 on or before the due date of such tax.
4. Termination. Executive’s employment under this Agreement shall terminate under the following circumstances:
     4.1. Death or Disability. The Employment Period shall terminate automatically upon Executive’s death. The Corporation may terminate the Employment Period, after having established Executive’s Disability, by giving to Executive written notice of its intention to terminate Executive’s employment. In such a case, Executive’s employment with the Corporation shall terminate effective on the 180th day after receipt of such notice (the “Disability Effective Date”), provided that, within 180 days after such receipt, Executive shall not have returned to full performance of Executive’s duties. For purposes of this Agreement, “Disability” means personal injury, illness or other cause which, after the expiration of not less than 180 days after its commencement, renders Executive unable to perform his duties with substantially the same level of quality as immediately prior to such incident and such disability is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
     4.2. With or Without Cause. The Corporation may terminate Executive’s employment with or without “Cause.” The Employment Period shall immediately end upon a termination by the

Corporation with Cause. For purposes of this Agreement, “Cause” means (i) the willful and continued failure of Executive to perform substantially his duties with the Corporation (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, (ii) the willful engaging by Executive in gross and reckless negligence which materially and adversely affects the Corporation’s business; (iii) Executive’s willful engaging in conduct that is materially injurious to the Corporation; (iv) Executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony, or (v) a material breach of any of Executive’s obligations not to compete with the Corporation or to maintain the confidentiality of its confidential and proprietary information.
     For purpose of this Section 4.2, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Corporation. Cause shall not exist unless and until (a) in the event of any Cause defined and clauses (i), (ii), (iii) and (v) above, a written notice has been provided to the Executive by the Board specifically identifying the Cause that is the basis for the Board’s determination and Executive has failed to cure or remedy the action or omission so identified within a period of 30 days after Executive’s receipt of such notice (unless the action or omission is of a nature that it cannot be cured or remedied), and (b) the Corporation has delivered to Executive, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by the Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) to (v) above has occurred and specifying the particulars thereof in detail. If the Board does not notify Executive that any occurrence or event shall constitute “Cause” within sixty (60) days following the Board’s first knowledge of such occurrence or event, such occurrence or event shall not constitute Cause under this Agreement. Any events, facts or circumstances known to the Board that have occurred prior to the Effective Date, and any consequences thereof (whether before or after the Effective Date), shall not constitute “Cause” under this Agreement.
     4.3. With or Without Good Reason. Executive’s employment may be terminated by Executive with or without Good Reason. The Employment Period shall immediately end upon a termination by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” means:
          (i) (a) the assignment to Executive of any duties inconsistent in any material respect with his position as Chief Executive Officer of the Corporation or any other action by the Corporation that results in a material diminution in his authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Corporation properly after receipt of notice thereof given by Executive to the Board, or (b) a material and adverse change in Executive’s title or office (including his position as President and Chief Executive Officer) with the Corporation;

          (ii) any failure by the Corporation to comply in any material respect with any of the provisions of Section 3 of this Agreement;
          (iii) the Corporation requiring Executive to be based at any office or location more than 50 miles from Norwood, Massachusetts, or requiring Executive to travel in the performance of his duties significantly more extensively than the customary travel requirements of Executive as of the Effective Date;
          (iv) any purported termination by the Corporation of Executive’s employment otherwise then as permitted by this Agreement, it being understood that such purported termination shall not be effective for any purpose of this Agreement; or
          (v) any failure by the Corporation to comply with and satisfy Section 9.3 of this Agreement, including the failure of any successor to the Corporation to expressly assume and agree to perform this Agreement with Executive, to the full extent set forth in said Section 9.3;
Notwithstanding the foregoing, a termination by Executive with Good Reason shall be effective only if, within 30 days following the delivery of a Notice of Termination for Good Reason by Executive to the Corporation, the Corporation has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of Executive.
     4.4. Expiration of the Employment Period. Executive’s employment shall terminate upon the expiration of the Employment Period.
     4.5. Notice of Termination. Any termination by the Corporation with or without Cause or by Executive with or without Good Reason shall be communicated by Notice of Termination to the other party hereto, given in accordance with Section 10.5 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the proposed termination date.
5. Obligations of the Corporation Upon Termination.
     5.1. Death. If Executive’s employment is terminated by reason of Executive’s death, the Corporation shall:
          (i) pay to Executive’s surviving spouse or, if there is no surviving spouse, his estate, within 30 days of the date of termination of employment, to the extent not previously paid, Executive’s accrued Base Salary, and accrued vacation pay, through the date of termination;
          (ii) pay to Executive’s surviving spouse or if there is no surviving spouse his estate, the amount of the Annual Bonus and Additional Bonus, to the extent not previously paid, that would have been paid to Executive under this Agreement with respect to the period from the beginning of the fiscal year to the end of the fiscal quarter in which termination occurs if Executive had remained Chief Executive Officer of the Corporation through the end of such fiscal quarter, such amount to be paid at the same time that Executive would have received such payment if he had remained Chief Executive Officer of the Corporation, provided such amount shall be paid no later than 2 1/2 months after the end of the later of (i) the calendar year in which the date of termination occurs or (ii) the Corporation’s fiscal year in which the date of termination occurs; and
          (iii) provide those death benefits to which Executive is entitled at the date of Executive’s death under any death benefit plans, policies or arrangements of the Corporation paid at the time provided for under such plans, policies or arrangements.
     5.2. Disability. If Executive’s employment is terminated by reason of Executive’s disability, the Corporation shall:
          (i) pay to Executive, within 30 days of the date of termination of employment, to the extent not previously paid, Executive’s accrued Base Salary, and accrued vacation pay, through the date of termination;
          (ii) pay to Executive the amount of the Annual Bonus and Additional Bonus, to the extent not previously paid, that would have been paid to Executive under this Agreement with respect to the period from the beginning of the fiscal year to the end of the fiscal quarter in which termination occurs if Executive had remained Chief Executive Officer of the Corporation through the end of such fiscal quarter, such amount to be paid at the same time that Executive would have received such payment if he had remained Chief Executive Officer of the Corporation, provided such amount shall be paid no later than 2 1/2 months after the end of the later of (i) the calendar year in which the date of termination occurs or (ii) the Corporation’s fiscal year in which the date of termination occurs; and
          (iii) provide those benefits to which Executive is then entitled under any disability plan, policies or arrangements of the Corporation paid at the time provided for under such plans, policies or arrangements.
     5.3. Cause or Without Good Reason. If Executive’s employment shall be terminated (i) by the Corporation with Cause, or (ii) by Executive without Good Reason, the Corporation shall pay Executive within 30 days of the date of termination of employment his accrued Base Salary and any accrued vacation pay through the date of termination and any Annual Bonus or Additional Bonus earned with respect to a then completed fiscal quarter but not yet paid, and shall have no further obligations to Executive under this Agreement. In any such event, there shall be no acceleration of vesting of any outstanding options or RSUs then held by Executive.
     5.4. Without Cause or With Good Reason. Subject to Section 10.9, if Executive’s employment shall be terminated (i) by the Corporation without Cause or (ii) by Executive with Good Reason:
          (i) the Corporation shall pay to Executive within 30 days of the date of termination of employment, to the extent not previously paid, Executive’s accrued Base Salary, and accrued vacation pay, through the date of termination;
          (ii) the Corporation shall pay to Executive, in a lump sum in cash:

               (a) the amount of the Annual Bonus and Additional Bonus, to the extent not previously paid, that would have been paid to Executive under this Agreement with respect to the period from the beginning of the fiscal year to the end of the fiscal quarter in which termination occurs if Executive had remained Chief Executive Officer of the Corporation through the end of such fiscal quarter, such amount to be paid at the same time that Executive would have received such payment if he had remained Chief Executive Officer of the Corporation, provided such amount shall be paid no later than 2 1/2 months after the end of the later of (i) the calendar year in which the date of termination occurs or (ii) the Corporation’s fiscal year in which the date of termination occurs;
               (b) if termination occurs prior to the last quarter of fiscal 2012, within 30 days after the date of termination, the amount of Base Salary and Annual Bonus that would have been paid to Executive under this Agreement if Executive had remained Chief Executive Officer of the Corporation from the date of termination to October 28, 2012 (such Annual Bonus to be calculated at the target level of 160% of Base Salary, to commence with the first fiscal quarter following the fiscal quarter in which termination occurs, and to assume a bonus factor of one under the ADI Bonus Plan); and
               (c) within 30 days after the date of termination, an additional amount equal to the sum of Executive’s then annual Base Salary and Target Annual Bonus.
          (iii) the Corporation shall provide to Executive the medical and dental benefits, available to Executive immediately prior to such termination until October 28, 2012, with the Corporation paying the same percentage of the cost of such benefits with respect to the Executive as prior to such termination, such payments to be made each calendar month, or if the Corporation determines it cannot reasonably provide such benefits until October 28, 2012, then it will make a lump sum payment to the Executive within 60 days of the date of termination equal to the Corporation’s good faith estimate of the Executive’s cost of obtaining such benefits for the portion of the period during which such benefits cannot be provided by the Corporation; and
          (iv) all unvested outstanding stock options to purchase, Common Stock then held by Executive shall become fully vested and exercisable in full and all unvested RSUs then held by Executive shall become fully vested and shall be converted into Common Stock on such date of termination.
     5.5. Expiration of Employment Period. If Executive’s employment shall terminate on October 28, 2012 upon expiration of the Employment Period, Executive shall receive the payments and benefits set forth in Sections 5.4(i) and 5.4(ii)(c) above, and all then unvested outstanding stock options to purchase Common Stock held by Executive become fully vested and exercisable in full.
6. Consulting.
     6.1. If Executive terminates his employment with the Corporation with Good Reason pursuant to Section 4.3 of this Agreement, Executive shall make himself available as a consultant for up to two days a week, for up to 12 months after such termination, to perform such services as may be reasonably requested by the Corporation after reasonable consultation with Executive and at a mutually agreeable location.

     6.2. If Executive’s employment with the Corporation terminates upon expiration of the Employment Period pursuant to Section 4.4, and if and as long as Executive is not serving as a member of the Board, Executive shall make himself available as a consultant for up to one day a week, until January 15, 2013, to perform such services as may be reasonably requested by the Corporation after reasonable consultation with Executive and at a mutually agreeable location.
     6.3. Notwithstanding anything to the contrary in this Section 6, the Executive and the Corporation agree that in no event will the Corporation require, nor will the Executive perform, a level of consulting services that would result in the Executive not having had a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”)) from the Corporation and its subsidiaries as of the date of termination of employment pursuant to Section 4.3 or 4.4, as applicable.
     6.4. All reasonable and necessary business expenses incurred by the Executive in the performance of consulting services requested by the Corporation shall be promptly reimbursed by the Corporation in accordance with its standard expense reimbursement policies applicable to independent contractors.
     6.5. Executive shall be entitled to no consideration for consulting services performed under this Section 6, other than the payments and benefits provided for under Sections 3.9 and 5 of this Agreement.
7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive (whether cash or equity based, or otherwise) or other plan or program provided by the Corporation or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Corporation or under COBRA. For avoidance of doubt, the measuring period for COBRA continuation coverage under the Corporation’s medical and dental plans shall be measured from the date of the Executive’s loss of coverage. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the date on which Executive’s employment is terminated shall be payable in accordance with such plan or program. For avoidance of doubt, the Executive shall be entitled to reimbursement after termination of employment for any expenses described in Section 3.8 that were incurred prior to termination of employment. Anything herein to the contrary notwithstanding, if Executive becomes entitled to payments pursuant to Section 5 hereof, the Executive agrees to waive payments under any severance plan or program of the Corporation, except payments under the 1989 Retention Agreement to the extent they are permitted to be made under Section 10.9 of this Agreement.
8. Noncompetition; Nondisclosure; Nonsolicitation.
     8.1. Executive hereby covenants and agrees that, during the period of Executive’s employment with the Corporation and for two years thereafter (the “Covenant Period”), he shall not, without the prior written consent of the Corporation, engage in Competition (as defined below) with the Corporation. For purposes of this Agreement, if Executive takes any of the following actions he shall be engaged in “Competition”: engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, that is principally engaged in any business operating within the United States of America, which is involved in business activities which are the same as, similar to or in competition with the principal business activities carried on by the Corporation, or being definitely planned by the Corporation, at the time of the termination of the Executive’s employment; provided, however, that “Competition” shall not include (i) the passive ownership of securities in any public enterprise and exercise of rights related thereto, so long as such securities represent no more than five percent of the voting power of all securities of such enterprise, (ii) the indirect ownership of securities through ownership of shares in a registered investment company or (iii) providing services to, and/or owning an equity interest in, a private equity or venture capital firm that holds an interest in any enterprise that is in Competition (a “Portfolio Competitive Enterprise”), provided, in the case of this clause (iii), that Executive does not provide any services specifically with respect to any such Portfolio Competitive Enterprise or to any such private equity or venture capital firm specifically with respect to a Portfolio Competitive Enterprise.
     8.2. Executive shall not, without the Corporation’s prior written consent, disclose or use any non-public confidential information of or relating to the Corporation, whether disclosed to or learned by Executive during the course of his employment or otherwise, so long as such information is not publicly known or available, except for such disclosures as are required by law or in connection with Executive’s performance of services to the Corporation hereunder. Executive further agrees that he shall not make any statements at any time that disparage the reputation of the Corporation or any of its affiliates. For purposes of this Section 8, the term “affiliate” of the Corporation means the Board, any and all Committees of the Board (the “Committees”) and any and all individual members of either the Board or any of the Committees, in their capacity as such, and any employee or officer of the Corporation.
     8.3. Executive hereby covenants and agrees that, during the Covenant Period, he shall not: (A) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, (i) any customer of the Corporation to give up, or to not commence, a business relationship with the Corporation and (ii) any employee of the Corporation to cease such employment, or (B) hire, or assist any other person in hiring, any person who voluntarily ceased being an employee of the Company within six months prior to such hiring.
     8.4. Executive agrees that all processes, technologies, designs and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Employment Period shall belong to the Corporation, provided that such Inventions grew out of Executive’s work for the Corporation, are related in any manner to the business (commercial or experimental) of the Corporation or are conceived or made on the Corporation’s time or with the use of the Corporation’s facilities or materials. Executive shall further: (a) promptly disclose such Inventions to the Corporation; (b) assign to the Corporation, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the status of Executive as the inventor of such Inventions. Executive agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the Effective Date, except for Inventions, if any, disclosed to the Corporation in writing prior to the Effective Date.
     8.5. Executive acknowledges and agrees that the remedy at law available to the Corporation for breach of any of his obligations under Section 8 of this Agreement would be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Corporation may have at law, in equity or under this Agreement, upon adequate proof of his violation of any provision of Section 8 of this Agreement, the Corporation shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.
     8.6. Executive acknowledges and agrees that the covenants set forth in Section 8 of this Agreement are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
     8.7. Executive understands that the provisions of Section 8 of this Agreement may limit his ability to earn a livelihood in a business similar to the business of the Corporation but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Corporation, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in Section 8 of this Agreement. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Section 7 otherwise are void, voidable or unenforceable or should be voided or held unenforceable or should be voided or held unenforceable.
     8.8. If Executive violates any of the restrictions contained in Section 8 of this Agreement, the restrictive period shall not run in favor of the Executive from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Corporation.
9. Successors.
     9.1. This Agreement is personal to Executive and without the prior written consent of the Corporation shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

     9.2. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.
     9.3. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10. Miscellaneous.
     10.1. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in Boston, Massachusetts.
     10.2. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Corporation under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of amounts purportedly owing by Executive to the Corporation. Any amounts due to Executive under this Agreement upon termination of employment are considered to be reasonable by the Corporation and are not in the nature of a penalty.
     10.3. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
     10.4. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     10.5. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile or nationally recognized overnight courier service, addressed as follows:
               If to Executive:
Jerald G. Fishman
c/o Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
               If to the Corporation:
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     10.6. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     10.7. Taxes.
          (i) Withholding Taxes. Subject to the last sentence of Section 3.9, the Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (ii) Section 409A.
               (a) Subject to this Section 10.7, payments or benefits under Section 5 shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. It is intended that each installment of the payments and benefits provided or referenced under Sections 3.9 and 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Corporation nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
               (b) If, as of the date of the Executive’s “separation from service” from the Corporation, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement (or other applicable agreement).
               (c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
                    (1) Each installment of the payments and benefits due under this Agreement (and other applicable agreements) that, in accordance with the dates and terms set forth therein, will in all circumstances, regardless of when the separation from service occurs, be paid within the period of time permitted under Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short-term deferral within the meaning of such Section to the maximum extent possible;
                    (2) Each installment of the payments and benefits due under this Agreement (and other applicable agreements) that is not described in this Section 10.7(ii)(c)(1) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Corporation shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service, along with interest on such amount from the date of separation from service to the date of payment at the AFR for the month in which the separation from service occurs and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement (or other applicable agreement); provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following his taxable year in which the separation from service occurs; and
                    (3) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with Treasury Regulation Section 1.409A-1(h).
     10.8. This Agreement contains the entire understanding of the Corporation and Executive with respect to the subject matter hereof and supercedes all prior agreements or commitments relating thereto, including without limitation the Original Employment Agreement, but excluding the Employee Retention Agreement dated January 16, 1989, as amended (the “1989 Retention Agreement”) and 2007 Retention Agreement, as amended, each of which shall remain in full force and effect. All references in the 2007 Retention Agreement to the Employment Agreement shall be deemed to be references to the Original Employment Agreement, as restated hereby.
     10.9. The 1989 Retention Agreement shall remain in full force and effect, subject to the following: (a) in the event of any termination of employment of the Executive following a Change in Control (as defined in the 1989 Retention Agreement) that gives rise to any payments or benefits under Section 5(c)(i), (ii) and (iv) of the 1989 Retention Agreement that are greater than the corresponding payments and benefits provided under Section 5.4 of this Agreement (other than Section 5.4(iv)), the payments and benefits provided under Section 5(c)(i), (ii) and/or (iv), as applicable, of the 1989 Retention Agreement shall supercede and be in lieu of the corresponding payments and benefits provided under Section 5.4 hereof (other than Section 5.4(iv)); (b) in the event of any termination of employment of the Executive following a Change of Control that gives rise to any payments or benefits under Section 5(c)(i), (ii) and/or (iv), as applicable, of the 1989 Retention Agreement that are less than the corresponding payments and benefits provided under Section 5.4 of this Agreement (other than Section 5.4(iv)), the payments and benefits provided under Section 5.4 of this Agreement shall supersede and be in lieu of the corresponding payments and benefits provided under Section 5(c)(i), (ii) and/or (iv), as applicable, of the 1989 Retention Agreement; and (c) Section 5(d) of the 1989 Retention Agreement relating to Code Section 4999 shall be not be applicable and deemed deleted in its entirety. It is understood that any Additional Bonus shall not be considered a bonus for purposes of determining or calculating any amounts payable to Executive under the 1989 Retention Agreement. For clarity, under no circumstances shall Executive receive payments and benefits under both Sections 5(c)(i), (ii) and (iv) of the 1989 Retention Agreement and Section 5.4 (other than Section 5.4(iv)) of this Agreement.
     10.10. All payment obligations of the Corporation that arise prior to the termination of this Agreement shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Jerald G. Fishman

ANALOG DEVICES, INC.

By:

Name: James A. Champy
Title: Chairman of Compensation Committee
[Signature Page to Amended and Restated Employment Agreement]

Exhibit A
Execution Version
RESTRICTED STOCK UNIT
CONFIRMING MEMORANDUM GRANT
OF RESTRICTED STOCK UNITS
U.S. EMPLOYEES
Private &
Confidential
(Addressee Only)
2006 Stock Incentive Plan
Location: Norwood, MA
We are pleased to advise Jerald G. Fishman (the “Participant”) that Analog Devices, Inc., a Massachusetts corporation (the “Company”), has granted to the Participant Restricted Stock Units (“RSUs”) on the terms and conditions set forth below (the “Award”). This Award is made pursuant to the Amended and Restated Employment Agreement dated as of January 14, 2010 between the Company and the Participant (as it may be amended from time to time, the “Employment Agreement”).
     1. Restricted Stock Unit. This memorandum confirms that, subject to the terms and conditions of the Analog Devices, Inc. 2006 Stock Incentive Plan (the “Plan”), the Company has granted to the Participant, effective on the Date of Grant set forth below, that number of RSUs set forth below:

Date of Grant:	January 15, 2010
Number of RSUs:	160,000
Vesting Schedule:

Vesting Date	Number of Vested RSUs

January 15, 2013	160,000
Subject to the terms set forth below, each one (1) RSU shall, if and when it vests in accordance with this Award, automatically convert into one (1) share of common stock, US$0.16 2/3 par value, of the Company (“Common Stock”) issuable as provided below. The RSUs are subject to the vesting provisions set forth in Section 2, the restrictions on transfer set forth in Section 3 and the right of the Company to retain Shares (as defined below) pursuant to Section 7.
     2. Vesting and Conversion.
          (a) Subject to the terms of the Plan and this Award, the RSUs shall vest in accordance with the schedule set forth in Section 1. For purposes of this Award, RSUs that have not vested as of any particular time in accordance with this Section 2(a) are referred to as “Unvested RSUs.” The shares of Common Stock that are issuable upon the vesting and conversion of the RSUs are referred to in this Award as “Shares.” As soon as administratively practicable after the issuance of any Shares upon the vesting and conversion of RSUs, and subject to the terms and conditions set forth herein, the Company shall deliver or cause to be delivered evidence (which may include a book entry by the Company’s transfer agent) of the Shares so issued in the name of the Participant to the brokerage firm designated by the Company to maintain the brokerage account established for the Participant. In no event shall the delivery of the Shares occur later than ten (10) business days after the vesting and conversion of RSUs. Notwithstanding the foregoing, the Company shall not be obligated to issue Shares to or in the name of the Participant upon the vesting and conversion of any RSUs unless the issuance of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
          (b) Upon any termination of the Participant’s employment with the Company by reason of (i) the termination by the Company without Cause pursuant to Section 4.2 of the Employment Agreement or

(ii) termination by the Participant for Good Reason pursuant to Section 4.3 of the Employment Agreement, all Unvested RSUs shall vest in full as of the date of such termination.
          (c) If Participant’s employment with the Company terminates pursuant to Section 4.4 of the Employment Agreement upon expiration of the Employment Period (as defined in the Employment Agreement), all Unvested RSUs shall continue to vest, and shall not terminate, as long as Executive remains a member of the board of directors of the Company, or makes himself available to perform consulting services pursuant to Section 6.2 of the Employment Agreement and shall become vested in full and convert into Shares on January 15, 2013. If, following the expiration of the Employment Agreement and prior to January 15, 2013, Participant’s services as both a consultant and director is terminated by the Company without Cause (as defined in the Employment Agreement), or terminates by reason of death or Disability (as defined in the Employment Agreement), all Unvested RSUs shall vest in full as of the date of such termination.
          (d) In the event the Participant’s employment with the Company is terminated by reason of the Participant’s death, all Unvested RSUs shall vest in full as of the date of the Participant’s death.
          (e) In the event the Participant’s employment with the Company terminates by reason of Disability (as defined in the Employment Agreement), the Unvested RSUs as of the date of the Participant’s termination shall vest in full as of the date of the Participant’s termination of employment for Disability.
          (f) In the event the Participant’s employment with the Company is terminated by the Participant (other than as set forth in Sections 2(b), (c), (d) and (e) above or as otherwise provided in the Plan) or by the Company for Cause pursuant to Section 4.2 of the Employment Agreement, then in each such case, all of the Unvested RSUs as of the date of termination shall terminate and be cancelled immediately and automatically and the Participant shall have no further rights with respect to such Unvested RSUs.
          (g) Immediately prior to the effective date of a “Change in Control Event” (as defined in the Plan), all Unvested RSUs shall vest in full.
          (h) For purposes of this Award, employment with the Company shall include employment with any direct or indirect parent or subsidiary of the Company, or any successor to the Company or any such parent or subsidiary of the Company.
     3. Restrictions on Transfer.
          (a) The Participant shall not sell, assign, transfer, pledge or otherwise encumber any RSUs, either voluntarily or by operation of law, except by will or the laws of descent and distribution.
          (b) The Company shall not be required (i) to transfer on its books any of the RSUs which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions contained herein.
     4. Not a Shareholder. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares upon vesting and conversion of the RSUs, and until vesting of the RSUs and issuance of the Shares, the Participant shall not have any of the rights of a shareholder with respect to the Shares underlying the RSUs. For the avoidance of doubt, the Participant shall have no right to receive any dividends and shall have no voting rights with respect to the Shares underlying the RSUs for which the record date is on or before the date on which the Shares underlying the RSUs are issued to the Participant.
     5. Provisions of the Plan. The RSUs and Shares, including the grant and issuance thereof, are subject to the provisions of the Plan. A copy of the Plan prospectus is available on the Company’s Intranet at www.analog.com/employee (from Signals home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column).
     6. Consideration. Any Shares that are issued and any cash payment that is delivered, in either case upon settlement of the RSUs pursuant to this Award, will be in consideration of the Participant’s entering into employment with the Company and/or his continued employment with the Company, which consideration is deemed sufficient.
     7. Withholding Taxes.
     (a) Regardless of any action the Company and the subsidiary that employs the Participant takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility, and that the Company and the subsidiary that employs the Participant (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for
Tax-Related Items. Notwithstanding the foregoing, the provisions of Section 3(b) of the Participant’s Long-Term Retention Agreement with the Company, dated October 22, 2007 shall remain in full force and effect.
     (b) Prior to the delivery of Shares upon the vesting of the RSUs, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the RSUs that have an aggregate Fair Market Value (as defined under the Plan) sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items (determined by reference to the closing price of the Common Stock on the New York Stock Exchange on the applicable vesting date). No fractional Shares will be withheld or issued pursuant to the grant of the RSUs and the issuance of Shares hereunder. Alternatively, the Company and the subsidiary that employs the Participant may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s salary or other amounts payable to the Participant, with no withholding in Shares. In the event the withholding requirements are not satisfied through the withholding of Shares or through the Participant’s salary or other amounts payable to the Participant, no Shares will be issued upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Compensation Committee of the Board of Directors) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company and the subsidiary that employs the Participant determines, in its sole discretion, must be withheld or collected with respect to such RSUs. By accepting this grant of RSUs, the Participant expressly consents to the withholding of Shares and/or cash as provided for hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof are the Participant’s sole responsibility.
     8. Section 409A of the Code. It is intended that this Award shall be exempt from the requirements of Section 409A of the code as a
“short-term deferral” under Treas. Reg. Sect. 1.409A-1(b)(4), and all provisions of this Confirming Memorandum shall be construed and interpreted in a manner consistent with this intention.
     9. Option of Company to Deliver Cash. Notwithstanding any of the other provisions of this Award and except where otherwise prohibited under local law or where cash settlement may present adverse tax consequences to the Participant, at the time the RSUs vest, the Company may elect, in the sole discretion of the Compensation Committee of the Board of Directors, to deliver by wire transfer to the Participant in lieu of Shares an equivalent amount of cash (determined by reference to the closing price of the Common Stock on the New York Stock Exchange on the applicable vesting date). If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient in the opinion of the Company to satisfy the tax withholding obligations of the Company pursuant to Section 7 herein.
     10. Data Privacy. The Company hereby notifies the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the grant of the RSUs and the Participant’s participation in the Plan, pursuant to applicable personal data protection laws. The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to participate in the Plan. As such, the Participant voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
     The Company holds certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The data processing will take place through electronic and non-electronic means according to logistics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
     The Company will transfer Data as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere throughout the world. The Participant hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.
     The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting the Participant’s local HR manager.
     11. Repatriation; Compliance with Laws. The Participant agrees, as a condition of the grant of the RSUs, as applicable, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the RSUs) in accordance with all foreign exchange rules and regulations applicable to the Participant. In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its subsidiaries, as may be required to allow the Company and its subsidiaries to comply with all laws, rules and regulations applicable to the Participant. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all laws, rules and regulations applicable to the Participant.
     12. Miscellaneous.
          (a) No Rights to Employment. The grant of the RSUs shall not confer upon the Participant any right to continue in the employ of the Company nor limit in any way the right of the Company to terminate the Participant’s employment at any time. The vesting of the RSUs pursuant to Section 2 hereof is earned only by satisfaction of the performance conditions, if any, and continuing service as an employee, director or consultant, as set forth in Section 2.

           (b) Discretionary Nature. The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.
          (c) Exclusion from Termination Indemnities and Other Benefits. The Participant’s participation in the Plan is voluntary. The value of the RSUs and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment with the Company (and the Participant’s employment contract, if any). Any grant under the Plan, including the grant of the RSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
          (d) Severability. The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award, and each other provision of this Award shall be severable and enforceable to the extent permitted by law.
          (e) Waiver. Any provision for the benefit of the Company contained in this Award may be waived, either generally or in any particular instance, by the Compensation Committee of the Board of Directors of the Company.
          (f) Binding Effect. This Award shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Award.
          (g) Notice. Each notice relating to this Award shall be in writing (which shall include electronic form) and delivered in person, electronically or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts, 02062, Attention: Chief Financial Officer. Each notice to the Participant shall be addressed to the Participant at the Participant’s last known mailing or email address, as applicable, on the records of the Company.
          (h) Pronouns. Whenever the context may require, any pronouns used in this Award shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (i) Entire Agreement. This Award and the Plan constitute the entire understanding between the parties, and supersede all prior agreements and understandings, relating to the subject matter of these documents.
          (j) Governing Law. This Award shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.
          (k) Interpretation. The interpretation and construction of any terms or conditions of this Award or the Plan, or other matters related to the Plan, by the Compensation Committee of the Board of Directors of the Company shall be final and conclusive.
          (l) Participant’s Acceptance. The Participant is urged to read this Award carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Award and the legal and binding effect of this Award. By virtue of his or her acceptance of this Award, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan.

          (m) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
          (n) English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Confirming Memorandum, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If the Participant has received this Confirming Memorandum, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.
          (o) Addendum. Notwithstanding any provisions herein to the contrary, if the Participant transfers the Participant’s residence and/or employment to a country other than the United States, the RSUs shall be subject to any special terms and conditions for such country as may be set forth in an addendum to this Confirming Memorandum (the “Addendum”), which terms and conditions will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any Addendum shall constitute part of this Confirming Memorandum.
          (p) Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
          (q) Private Placement. The Company has submitted filings in the United States in connection with the stock incentive plan under which this Award was made. The Company has not submitted any registration statement, prospectus or other filings with other local securities authorities (unless otherwise required under such local law), and the grant of the Award is not intended to be a public offering of securities in any other jurisdiction or subject to the supervision of other local securities authorities.
          (r) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any non-cash distribution to holders of Common Stock, the number of RSUs, and Shares issuable upon vesting and conversion thereof, shall be appropriately adjusted in such manner as shall be determined by the Compensation Committee of the Board of Directors of the Company.
          (s) Amendment. This Award may be amended or modified only by a written instrument executed by both the Company and the Participant.
*     *     *     *     *

Ray Stata	Jerald G. Fishman
Chairman of the Board	President & Chief Executive Officer